Exhibit 99.1

MGI PHARMA Completes Acquisition of Guilford Pharmaceuticals

MINNEAPOLIS—(BUSINESS WIRE)—Oct. 3, 2005—MGI PHARMA, INC. (Nasdaq:MOGN):

•	Combined Company Markets Aloxi(R) Injection and Gliadel(R) Wafer
•	Response to Dacogen(R) Injection Approvable Letter On Track
•	Saforis(TM) Oral Suspension NDA Preparation Underway
•	Robust Oncology and Acute Care Pipeline Includes Four Pivotal Programs
•	Updated Financial Guidance Provided

MGI PHARMA, INC. (Nasdaq:MOGN), an oncology and acute care focused biopharmaceutical company, today announced that it closed its previously-announced acquisition of Guilford Pharmaceuticals Inc., a biopharmaceutical company engaged in the research, development and commercialization of drugs that target the acute care market, on October 3, 2005.

Under the terms of the acquisition, which was approved by Guilford’s shareholders, all shares of Guilford were exchanged for 5.3 million shares of MGI PHARMA stock plus $53.9 million in cash, which represents $3.75 per Guilford share, as determined based on MGI PHARMA’s five day average stock price ending on September 25, 2005 (three days prior to the transaction closing date), or total consideration of $179.6 million. As part of this transaction, Dean Mitchell, formerly the president and chief executive officer of Guilford, has joined the MGI PHARMA Board of Directors. In addition, MGI PHARMA has extinguished an approximate $60 million obligation related to a revenue interest agreement between Guilford and Paul Royalty Fund. MGI PHARMA intends to offer to repurchase Guilford’s convertible debt during the fourth quarter of 2005, which totaled $69.4 million as of June 30, 2005. MGI PHARMA’s obligation to provide Guilford with bridge financing in the event that the acquisition closed after October 1, 2005 has terminated.

“This strategic transaction enhances MGI PHARMA’s late-stage acute care development pipeline by adding Aquavan(R) Injection, a complementary product to Aloxi(R) injection for PONV, and adds Gliadel(R) Wafer to our franchise of marketed oncology products,” said Lonnie Moulder, president and chief executive officer of MGI PHARMA. “Integration of our two organizations is well underway, and we continue to expect to recognize the efficiencies related to this transaction over the coming quarters. We look forward to leveraging the Guilford field organization’s well-established relationships in acute care to enhance the penetration of Aloxi injection for CINV in the hospital market and advancing our expanded research and development pipeline.”

Building Franchises in Oncology and Acute Care

Aloxi(R) Injection for Chemotherapy-Induced Nausea and Vomiting (CINV)

MGI PHARMA markets Aloxi (palonosetron hydrochloride) injection at a dose of 0.25 mg for the prevention of acute nausea and vomiting associated with initial and repeat courses of moderately and highly emetogenic cancer chemotherapy, and for the prevention of delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic cancer chemotherapy. Aloxi injection holds the number one market share position among injectable 5-HT3 receptor antagonists in the CINV market. Sales of Aloxi injection for 2005 are expected to be in the range of $250 to $260 million. MGI PHARMA projects that peak sales of Aloxi injection and Aloxi oral for CINV may approximate $500 million annually.

Gliadel(R) Wafer

Gliadel (polifeprosan 20 with carmustine implant) Wafer is a biodegradable wafer containing the chemotherapy agent carmustine, or BCNU, approved for the treatment of high-grade malignant gliomas as an adjunct to surgery and radiation. MGI PHARMA expects that Gliadel Wafer will be complementary with the Company’s existing oncology franchise and immediately additive to MGI PHARMA’s revenues. MGI PHARMA anticipates that fourth quarter Gliadel Wafer sales will approximate $10 million.

Dacogen(TM) Injection for Myelodysplastic Syndromes (MDS)

Dacogen (decitabine) injection is a product candidate that belongs to a class of drugs called hypomethylating agents and is the subject of more than 40 ongoing clinical trials including studies of various dosing regimens in MDS, a pivotal program in acute myeloid leukemia (AML), phase 2 studies in chronic myeloid leukemia (CML), and phase 1 trials in solid tumors. An approvable letter was received from the FDA for Dacogen injection in MDS on September 1, 2005, and the Company is diligently working to provide the requested analyses to the FDA early in the fourth quarter. The Marketing Authorization Application (MAA) for Dacogen injection for MDS is currently under review by the European Medicines Agency (EMEA). MGI PHARMA projects that peak sales of Dacogen injection may exceed $250 million annually.

Saforis(TM) Oral Suspension for Oral Mucositis

Saforis oral suspension, a product candidate, is an oral formulation of L-glutamine in a proprietary delivery vehicle designed to increase uptake of glutamine by the oral mucosa. Data from a phase 3 trial of Saforis oral suspension, conducted in 326 breast cancer patients receiving anthracycline-based chemotherapy regimens, was the subject of an oral presentation at the American Society of Clinical Oncology (ASCO) annual meeting in 2004. Saforis oral suspension successfully met the primary endpoint of this trial, which indicated that patients receiving Saforis experienced a 22% risk reduction of clinically significant (WHO is greater than or equal to grade 2) oral mucositis compared with placebo. Side effects of Saforis treatment were mild in nature and similar to placebo. MGI PHARMA plans to submit a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) early in the fourth quarter of 2005. MGI PHARMA estimates that peak sales of Saforis oral suspension may approximate $100 million annually.

Aquavan(R) Injection

Aquavan (fospropofol disodium) injection is a product candidate for procedural sedation that may offer the benefits of rapid onset and recovery. A randomized, dose-ranging study designed to evaluate four doses of Aquavan injection in patients undergoing colonoscopy is ongoing in order to optimize its pharmacological profile. Following completion of this dosing study, MGI PHARMA plans to evaluate Aquavan injection in a pivotal program to support a New Drug Application (NDA) filing with the Food and Drug Administration (FDA). The Aquavan injection pivotal program is planned to begin in early 2006. MGI PHARMA estimates that peak sales of Aquavan injection may exceed $250 million annually.

Aloxi(R) Injection for Post-Operative Nausea & Vomiting (PONV)

Aloxi injection is currently being evaluated in a pivotal program for the prevention of post-operative nausea and vomiting. Two clinical trials are evaluating three doses of Aloxi injection (0.025mg, 0.050 mg, or 0.075 mg) in more than 1,000 patients undergoing outpatient abdominal or gynecological laproscopic surgery or inpatient gynecological or breast surgery. The co-primary endpoint of this study is complete response rate, defined as no emesis and no use of rescue medication, during the first 24 hours and 24-72 hour periods following surgery. The Company projects that peak sales of Aloxi injection for PONV may exceed $250 million annually.

ZYC101a

ZYC101a, a product candidate, is an immune response therapeutic currently being evaluated in a pivotal program designed to evaluate ZYC101a in young women with high grade cervical dysplasia, a condition that can lead to cervical cancer. Administration of ZYC101a stimulates an immune response that targets cells containing human papillomavirus (HPV), the agent that causes both cervical dysplasia and cervical cancer. A phase 2, multicenter, randomized placebo controlled study of 161 women with high-grade cervical dysplasia indicated that in a prospectively defined cohort of patients under 25 years of age, ZYC101a promoted complete resolution of high-grade dysplasia in 70% of patients, versus 23% in the placebo arm. The most frequently observed adverse event in these studies was mild to moderate injection site pain, which was manageable with ibuprofen or acetaminophen. MGI PHARMA anticipates that peak sales of ZYC101a may exceed $250 million annually.

Irofulven

Irofulven, MGI PHARMA’s novel and broadly active anti-cancer agent, is a product candidate currently being studied in a series of phase 1 and 2 monotherapy and combination therapy clinical trials. A multicenter, phase 2 clinical trial of irofulven in approximately 135 patients with hormone refractory prostate cancer is currently ongoing and is designed to assess time to disease progression, PSA response, pain palliation, survival, and quality of life in hormone-refractory prostate cancer patients who have progressed following treatment with docetaxel. MGI PHARMA plans to evaluate the results of this program with a goal to identify the registration path for irofulven before the end of 2005.

Neuroimmunophilin Ligands and GPI 1485

GPI 1485 is a product candidate that belongs to a class of small molecule compounds called neuroimmunophilin ligands. In preclinical experiments, neuroimmunophilin ligands have been shown to repair and regenerate damaged nerves without affecting normal, healthy nerves. GPI 1485 is being studied in phase 2 clinical trials for the treatment of Parkinson’s disease and post-prostatectomy erectile dysfunction and in pre-clinical development for HIV related dementia and neuropathy. GPI 1485 is licensed to Symphony Neuro Development Company.

ZYC300

ZYC300, an encapsulated plasmid encoding a novel tumor antigen, has completed a phase 1 study in 17 patients with late stage metastatic hematological and solid tumors. Data from this study were selected for oral presentation at ASCO 2003, and indicated that ZYC300 was well tolerated and biologically active. MGI PHARMA plans to advance the ZYC300 clinical program in solid tumors before the end of 2005.

NAALADase Inhibitors

N-Acetylated-Alpha-Linked-Acid-Dipeptidase (NAALADase) is a membrane-bound enzyme found principally in the central and peripheral nervous systems that is believed to play a role in modulating the release of glutamate, one of the brain’s most common chemical messengers. During conditions of acute injury or chronic disease, there is a large increase in glutamate release that causes a cascade of biochemical events, ultimately leading to cell injury and death. MGI PHARMA is currently pursuing applications for NAALADase inhibitors in the area of chemotherapy-induced neuropathy in preclinical studies.

PARP Inhibitors

Poly (ADP-Ribose) polymerase (PARP) is a nuclear enzyme involved in repairing DNA or damage, mediating cell death and regulating immune response. PARP activation occurs when cells are damaged in instances such as during chemotherapy and cancer radiation therapy. Targeting PARP may prevent tumor cells from repairing DNA themselves and developing drug resistance, which may make them more sensitive to cancer therapies. The Company is focused on evaluating PARP inhibition as a chemotherapy and radiation therapy sensitizer in a preclinical program.

Financial Impact

For the year ending December 31, 2005, including the impact of the Guilford transaction, MGI PHARMA now anticipates:

—	Total revenue of approximately $280 to 290 million, including

—	Aloxi injection product sales of approximately $250 to 260 million;

—	Cost of product sales of approximately $92 to 96 million;

—	SG&A expenses of approximately $90 million;

—	Net R&D expenses of approximately $70 million(a);

—	Preliminary in process R&D of approximately $150 million;

—	Preliminary GAAP operating loss from continuing operations of $116 to $122 million; and

—	Preliminary pro forma operating income from continuing operations of $30 to $36 million. (Note: GAAP refers to U.S. generally accepted accounting principles. MGI PHARMA’s pro-forma operating income from continuing operations shown above excludes acquired in-process research and development expenses of $150 million and amortization of product acquisition intangible assets of $2 million. We are providing pro forma financial guidance in addition to, and not as a substitute for, financial measures calculated in accordance with GAAP. The Company is providing this pro forma number to facilitate a comparison of our business from period to period and allow investors to analyze revenues and operating expenses related to our core business. We encourage investors to carefully consider our financial guidance and results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business.)

(a)	Includes an estimated $3 million related to expenses incurred for Symphony Neuro Development Company, which are reversed as minority interest prior to computing pre-tax income.

The effect of FASB Statement No. 123 (Revised 2004), Share-Based Payment, is not included in this guidance. Aggrastat(R) injection-related revenues and expenses will be accounted for as discontinued operations, as MGI PHARMA plans to continue efforts to divest this product. Although transaction timing and structure are difficult to predict, MGI PHARMA remains focused on and is in active discussions related to identifying commercialization paths outside of North America for our pipeline of late stage product candidates, including Dacogen injection, Saforis oral suspension, Aquavan injection, ZYC101a, and irofulven.

MGI PHARMA expects this transaction to be accretive beginning in 2008 and to significantly accelerate future earnings growth. Driven primarily by the pivotal development program for Aquavan and pre-launch costs, the net reduction of pre-tax income in 2006 and 2007 is expected to be approximately $35 million and $25 million, respectively.

MGI PHARMA plans to announce its third quarter 2005 results after market close on Wednesday, October 19, 2005.

About MGI PHARMA

MGI PHARMA, INC. is an oncology and acute care focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi(R) (palonosetron hydrochloride) injection and Gliadel(R) Wafer (polifeprosan 20 with carmustine implant) in the United States. The company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL THE GUILFORD PHARMACEUTICALS INC. 5% CONVERTIBLE SUBORDINATED NOTES DUE JULY 1, 2008 (THE “NOTES”). AT THE TIME THE OFFER IS COMMENCED, MGI PHARMA, INC. AND ITS WHOLLY OWNED SUBSIDIARY, MGI GP, INC., WILL FILE A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS WILL BE MADE AVAILABLE TO ALL NOTEHOLDERS AT NO EXPENSE TO THEM. WHEN AVAILABLE, THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION) CAN BE OBTAINED AT NO CHARGE AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV, OR FROM MGI PHARMA’S INVESTOR RELATIONS DEPARTMENT BY CALLING (212)332-4381.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause either company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA’s product candidates to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA’s marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; ability of MGI PHARMA to successfully complete the integration of Guilford with its existing operations; the risk that the perceived advantages of the Guilford transaction may not be achieved; and other risks and uncertainties detailed from time to time in MGI PHARMA’s filings with the Securities and Exchange Commission including its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

CONTACT:	MGI PHARMA
Jennifer Davis, 212-332-4381
IR@mgipharma.com
or
Noonan Russo
Robert Stanislaro, 212-845-4268
robert.stanislaro@eurorscg.com

SOURCE:	MGI PHARMA, INC.